EXHIBIT  11


STANDARD COMMERCIAL CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE
(In thousands, except share information; unaudited)

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                                                                                       Twelve months ended March 31


                                                                            1998             1997              1996
                                                                            ----             ----              ----

BASIC EARNINGS PER COMMON SHARE
Income (loss) from continuing operations......................           $26,925          $16,937           $(9,442)
Less - ESOP preferred stock dividends net of tax..............                 -              347               474
                                                              -----------------------------------------------------
Income (loss) from continuing operations
   applicable to common stock.................................            26,925           16,590            (9,916)
Income from discontinued operations...........................                 -                -            10,050
Net earnings applicable to common stock.......................           $26,925          $16,590           $   134
                                                              -----------------------------------------------------

Basic average shares outstanding..............................        12,377,211        9,639,622         9,621,693
                                                              =====================================================

Earnings (loss) per common share
   - from continuing operations...............................             $2.18            $1.72           $(1.03)
   - from discontinued operations.............................                 -               -              1.04
                                                              ----------------------------------------------------
   - net......................................................             $2.18            $1.72            $0.01
                                                              ====================================================

DILUTED EARNINGS PER COMMON SHARE*
Income (loss) from continuing operations
   applicable to common stock.................................           $26,925          $16,590           $(9,916)
Add   - after-tax interest expense on 7 1/4%
          convertible subordinated debentures.................             3,300            3,300             3,300
Adjusted income (loss) from continuing operations.............            30,225           19,890            (6,616)
Income from discontinued operations...........................                 -                -            10,050
                                                              -----------------------------------------------------
Net earnings applicable to common stock.......................           $30,225          $19,890            $3,434
                                                              =====================================================

Primary average shares outstanding............................        12,377,211        9,639,622         9,621,693
Increase in shares outstanding assuming
   - conversion of 7 1/4% convertible subordinated
       debentures at November 13, 1991........................         2,348,536        2,279,708         2,190,689
   - conversion of ESOP convertible
       preferred stock at July 1, 1993........................                 -          198,640           287,659
                                                              -----------------------------------------------------
Diluted average shares outstanding............................        14,725,747       12,117,970        12,100,041
                                                              =====================================================

Earnings (loss) per common share
   - from continuing operations...............................             $2.05            $1.64            $(0.55)
   - from discontinued operations.............................                 -                -              0.83
                                                              -----------------------------------------------------
   - net......................................................             $2.05            $1.64            $ 0.28
                                                              =====================================================

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